Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of SCWorx Corp. on Form S-8 filed with the SEC and effective on September 17, 2019 (SEC accession # 0001144204-19-044935), of our report dated June 12, 2020 relating to the consolidated balance sheets of SCWorx Corp. as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
June 12, 2020